 EXHIBIT 2

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

Channel Commerce Partners, L.P.

Dated as of August 3, 2013

TABLE OF CONTENTS

-ii-

Section 11.13 No Third-Party Rights	37
Section 11.14 Headings	37
Section 11.15 Counsel to the Partnership	37
Section 11.16 Waiver of Partition	38
Section 11.17 Waiver of Jury Trial	38

-iii-

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

CHANNEL COMMERCE PARTNERS, L.p.

Dated as of August 3, 2013

This Amended and Restated Limited Partnership Agreement is made and entered into as of the date set forth above by and among the undersigned Persons and shall hereafter govern the Partnership. Capitalized terms used in the preamble and recitals of this Agreement and not otherwise defined therein are defined in Article I.

R E C I T A L S:

WHEREAS, the Partnership was formed as a limited partnership under the Act by the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Delaware on August 2, 2013.

WHEREAS, the General Partner and the Initial Limited Partner wish to amend and restate the Original Agreement in its entirety and to enter into this Agreement.

NOW, THEREFORE, the Original Agreement is hereby amended and restated, and is replaced and superseded in its entirety by this Agreement, as follows:

Article I

Interpretation

Section 1.01 Definitions. Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

"Accounting Period"	means the following periods: each Accounting Period shall commence immediately after the close of the immediately preceding Accounting Period. Each Accounting Period hereunder shall close at the close of business on the first to occur of (i) the last day of each calendar month, (ii) the date immediately prior to the effective date of a Capital Contribution to the Partnership pursuant to Section 5.01, (iii) the date immediately prior to the effective date of a Partner's withdrawal of all or a portion of a Capital Account, (iv) the date of a Realization Event, (v) the date when the Partnership shall dissolve, and (vi) any other date the General Partner determines, in its sole discretion.
"Act"	means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as amended from time to time.
"Advisers Act"	means the Investment Advisers Act of 1940, as amended.
"Affiliate"	means, with respect to any specified Person:
(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
(b) any Person that serves as a director or officer (or in any similar capacity) of such specified Person; or
(c) any Person with respect to which such specified Person serves as a general partner or trustee (or in any similar capacity).
For purposes of this definition, "control" (including "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Agreement"	means this Amended and Restated Limited Partnership Agreement.
"Assumed Tax Rate"	means the highest effective marginal combined federal (including Medicare taxes), state and local income tax rate for a Fiscal Year during the term of the Partnership prescribed for an individual resident in New York City, New York taking into account the character of the income and the deductibility of state and local income taxes for federal tax purposes.
"Authorized Representative"	means, with respect to any Person, directors, employees, agents, advisers, or representatives responsible for matters relating to the Partnership or any other Person approved in writing by the General Partner.

"Beginning Value"	means, with respect to any Accounting Period, the Net Asset Value at the beginning of such Accounting Period (after deduction for any withdrawals effective on such date as determined pursuant to Section 6.06 and after taking into account Capital Contributions made as of such date).
"Business Day"	means any day other than (a) Saturday and Sunday, and (b) any other day on which banks located in New York City are closed.
"Capital Account"	means each capital account established for each Partner on the books of the Partnership.
"Capital Contributions"	of a Partner means, as of any date of determination, the total amount of contributions such Partner has made to the Partnership, pursuant to the terms of this Agreement as of such date.
"Capital Sub-Account"	shall have the meaning set forth in Section 5.02(a).
"Class"	means any class of Interests as may from time to time be established by the Partnership.
"Clawback Determination
Date"	shall have the meaning set forth in Section 5.04(e).
"Company"	means Value Vision Media Inc.
"Company Act"	means the Investment Company Act of 1940, as amended.
"Confidential Information"	means all information concerning the business and affairs of the Partnership or its Affiliates that the General Partner in its sole discretion reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in its sole discretion believes is not in the best interests of the Partnership or its Affiliates, or could damage the Partnership or its Affiliates or their respective businesses, or which the Partnership or its Affiliates are required by law or agreement with a third party to keep confidential, including any information relating to the Partnership's financial and investment strategy (e.g., portfolio positions, trades and contemplated trades); all notices, letters and other communications whether written or oral between the Partnership or its Affiliates and any Limited Partner; the names and addresses of each of the Partners and their initial and subsequent Capital Contributions and any details regarding any arrangement the Partnership may have with such Persons.

"Ending Value"	means, with respect to any Accounting Period, the Net Asset Value at the end of such Accounting Period (adding back any Management Fee amortized or paid during such Accounting Period and before giving effect to withdrawals occurring as of the Withdrawal Date).
"Feeder Fund I"	shall mean Channel Commerce Partners (Feeder I), L.P., a Delaware limited partnership.
"Feeder Fund II"	shall mean Channel Commerce Partners (Feeder II), L.P., a Delaware limited partnership.
"Feeder Fund Expenses"	means the expenses of a Feeder Fund.
"Feeder Fund LP"	means a limited partner of a Feeder Fund.
"Feeder Funds"	means each of Feeder Fund I and Feeder Fund II.
"Fiscal Year"	shall have the meaning set forth in Section 2.04.
"Former Partner"	means each such Person as hereafter from time to time ceases to be a Partner, whether voluntarily or otherwise, in accordance with this Agreement.
"Full Negative Basis"	means, with respect to any completely withdrawing Partner and as of any time of calculation, the amount by which (x) the amount in its Capital Account (determined in accordance with this Agreement) as of such time, plus an amount equal to any deemed distributions to such Partner for U.S. Federal income tax purposes pursuant to Section 752(b) of the Internal Revenue Code resulting from its withdrawal, is less than (y) its "adjusted tax basis", for U.S. Federal income tax purposes, in its Interest in the Partnership as of such time.
"Full Positive Basis"	means, with respect to any completely withdrawing Partner and as of any time of calculation, the amount by which (x) the amount in its Capital Account (determined in accordance with this Agreement) as of such time, plus an amount equal to any deemed distributions to such Partner for U.S. Federal income tax purposes pursuant to Section 752(b) of the Internal Revenue Code resulting from its withdrawal, exceeds (y) its "adjusted tax basis", for U.S. Federal income tax purposes, in its Interest in the Partnership as of such time.
"GAAP"	means U.S. generally accepted accounting principles, in effect from time to time.

"General Partner"	means Clinton GP, Inc., a Delaware limited liability company, in its capacity as a general partner of the Partnership, and any additional or successor general partner, each in its capacity as a general partner of the Partnership.
"Initial Limited Partner"	means John Hall.
"Incentive Allocation"	shall have the meaning set forth in Section 5.04(b).
"Income"	means ordinary income and capital gains (including short-term capital gains) for Federal income tax purposes.
"Indemnified Losses"	shall have the meaning set forth in Section 4.05(a).
"Indemnified Party"	means the General Partner, the Investment Manager and each of their respective Affiliates, members, partners, directors, shareholders, officers, employees and legal representatives (e.g., executors, guardians and trustees) of any of them, including Persons formerly serving in such capacities.
"Interests"	means partnership interests issued by the Partnership to the Partners in accordance with this Agreement.
"Internal Revenue Code"	means the Internal Revenue Code of 1986, as amended.
"Investment Manager"	means Clinton Group, Inc., a Delaware corporation, or other Persons selected by the General Partner to provide certain management and administrative services to the Partnership.
"Judicially Determined"	means found by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed.
"Limited Partner"	means each Person admitted as a limited partner of the Partnership in accordance with this Agreement, including any Persons hereafter admitted as Limited Partners in accordance with this Agreement and excluding any Persons who cease to be Limited Partners in accordance with this Agreement.
"Lock-Up Period"	shall have the meaning set forth in 6.02(a).

"Losses"	means deductions, ordinary losses and capital losses (including long-term capital losses) for Federal income tax purposes.
"Majority-in-Interest"	of the Limited Partners means, as of any date of determination, Limited Partners that are entitled to vote on a matter pursuant to the terms of this Agreement and have in excess of 50% of the Partnership Percentages of the Limited Partners that are entitled to vote on such matter.
"Management Fee"	shall have the meaning set forth in 4.08(a).
"Negative Basis Partner"	means any Partner that withdraws from the Partnership and that has a Full Negative Basis or a Partial Negative Basis as of the effective date of such withdrawal (determined prior to any allocations made pursuant to Section 5.10).
"Net Asset Value"	means the excess of the value of the Partnership's assets over the value of its liabilities as determined in accordance with this Agreement.
"Net Capital Appreciation"	means, with respect to any Accounting Period, the excess, if any, of the Ending Value over the Beginning Value and, with respect to any Fiscal Year of the Partnership or other period used to determine the Incentive Allocation, shall mean the aggregate Net Capital Appreciation for such period, less the aggregate Net Capital Depreciation for such period.
"Net Capital Depreciation"	means, with respect to any Accounting Period, the excess, if any, of the Beginning Value over the Ending Value.
"Net Realized Capital	means, with respect to any Realization Period, the portion
Appreciation"	of the Net Capital Appreciation allocated to the applicable Capital Sub-Account that is attributable to a Realization Event.
"Nonaffiliated Limited Partners"	means Limited Partners that are not Affiliates of the General Partner.
"Original Agreement"	means the Limited Partnership Agreement of the Partnership dated August 2, 2013.
"Other Accounts"	means other accounts to which the General Partner or any of its Affiliates provides investment advice, services or acts in a similar capacity with respect to.

"Partial Negative Basis"	means, with respect to any partially withdrawing Partner and as of any time of calculation, the amount by which the amount received (or to be received) upon such partial withdrawal as of such time plus an amount equal to any deemed distributions to such Partner for U.S. Federal income tax purposes pursuant to Section 752(b) of the Internal Revenue Code resulting from its withdrawal is less than the product of (x) its "adjusted tax basis", for U.S. Federal income tax purposes, in its interest in the Partnership as of such time and (y) a fraction, the numerator of which is the amount received (or to be received) upon such partial withdrawal plus an amount equal to any deemed distributions to such Partner for U.S. Federal income tax purposes pursuant to Section 752(b) of the Internal Revenue Code resulting from its withdrawal, and the denominator of which is the value of such partially withdrawing Partner's Capital Account(s) immediately prior to such partial withdrawal.
"Partial Positive Basis"	means, with respect to any partially withdrawing Partner and as of any time of calculation, the amount by which the amount received (or to be received) upon such partial withdrawal as of such time plus an amount equal to any deemed distributions to such Partner for U.S. Federal income tax purposes pursuant to Section 752(b) of the Internal Revenue Code resulting from its withdrawal exceeds the product of (x) its "adjusted tax basis" for U.S. Federal income tax purposes, in its interest in the Partnership of such time and (y) a fraction, the numerator of which is the amount received (or to be received) upon such partial withdrawal plus an amount equal to any deemed distributions to such Partner for U.S. Federal income tax purposes pursuant to Section 752(b) of the Internal Revenue Code resulting from its withdrawal, and the denominator of which is the value of such partially withdrawing Partner's Capital Account(s) immediately prior to such partial withdrawal.
"Partners"	means, collectively, the Limited Partners and the General Partner, including any Persons hereafter admitted as Partners in accordance with this Agreement and excluding any Persons who cease to be Partners in accordance with this Agreement.
"Partnership"	means Channel Commerce Partners, L.P., a Delaware limited partnership.

"Partnership Counsel"	means any firm or firms as the General Partner may, in its sole discretion, select, at the expense of the Partnership, for the purpose of providing legal services to the Partnership.
"Partnership Percentage"	shall have the meaning set forth in Section 5.03.
"Pass-Thru Partner"	shall have the meaning set forth in Section 9.03.
"Person"	means a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.
"Positive Basis Partner"	means any Partner that withdraws from the Partnership and that has a Full Positive Basis or a Partial Positive Basis as of the effective date of its withdrawal (determined prior to any allocations made pursuant to Section 5.10).
"Proceedings"	means claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative, which includes formal and informal inquiries and "sweep" examinations (whether cooperation with such inquiries is voluntary or mandatory), in connection with the Partnership's activities), actual or threatened, in which an Indemnified Party may be involved, as a party or otherwise, arising out of or in connection with such Indemnified Party's service to or on behalf of, or management of the affairs or assets of, the Partnership, or which relate to the Partnership.
"Realization Event"	means, the sale or other disposal for cash of Securities, the distribution of Securities to a Limited Partner in connection with a withdrawal or the realization of cash by the Partnership from dividend or interest income distributed in respect of such Securities by the issuer thereof.
"Realization Period"	means, with respect to any Capital Sub-Account, the period commencing on the date of establishment of such Capital Sub-Account and ending on the date of a Realization Event.

"Security" and "Securities"	means securities and other financial instruments issued by or otherwise relating to the Company, including, without limitation: common stock; preferred stock; shares of beneficial interest; bonds and other fixed income investments, notes and debentures (whether subordinated, convertible or otherwise); derivative products relating to securities issued by the Company, including, without limitation: swaps, options, swaptions, warrants, repurchase agreements, reverse repurchase agreements, caps, collars, floors and forward rate agreements; and hedging transactions engaged in by the Partnership related to such Securities and financial instruments.
"Substitute Limited Partner"	means a Transferee of an Interest who is admitted to all of the rights of a Limited Partner with respect to the Interest transferred or assigned to it pursuant to Section 7.01.
"Transfer"	means any transaction by which a Partner may directly, indirectly or synthetically transfer, pledge, assign, hypothecate, sell, convey, exchange, reference under a derivatives contract or any other arrangement or otherwise dispose of all, or any portion, of its Interest to any other beneficial owner or other Persons.
"Transferee"	means any Person to which an Interest is transferred in accordance with Section 7.01.
"Transferor"	means any Person that makes a Transfer of its Interest in accordance with Section 7.01.
"Valuation Policy"	means the Investment Manager's valuation policy and procedures, as may be amended from time to time.
"Withdrawal Date"	shall have the meaning set forth in Section 6.02(b).

Section 1.02 Interpretation and Construction.

(a)                In this Agreement, unless a clear contrary intention appears:

(i)                 common nouns and pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires;

(ii)               where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(iii)             "any" shall mean "one or more";

(iv)             "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

(v)               all references to "funds", "dollars" or "payments" shall mean United States dollars.

(b)               The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of construction or interpretation requiring this Agreement to be construed or interpreted against any party shall apply.

(c)                Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 1.03 Discretion; Good Faith. Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, or (ii) in its "good faith" or under another express standard, the General Partner shall act under such express standard, shall not be subject to any other or different standard imposed by applicable law and may exercise its discretion differently with respect to different Limited Partners, provided that, in making any such decision described in clauses (i) and (ii) above, the General Partner shall act consistent with its fiduciary duties to the Limited Partners.

Article II

General Provisions

Section 2.01 Formation of the Partnership. The Partnership was formed as a limited partnership under the Act, by the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Delaware on August 2, 2013. Such action is hereby ratified and confirmed in all respects.

Section 2.02 Partnership Name and Address. The name of the Partnership is "Channel Commerce Partners, L.P." The principal office of the Partnership is located at 601 Lexington Avenue, 51st Floor, New York, New York 10022 or at such other location as the General Partner in the future may designate. The General Partner shall promptly notify the Limited Partners of any change in the Partnership's address.

Section 2.03 Registered Agent and Registered Office. The registered agent for the Partnership is National Corporate Research, Ltd. The address of the registered office of the Partnership in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

Section 2.04 Fiscal Year. The fiscal year of the Partnership (the "Fiscal Year") shall end on December 31 of each year unless another date is required under the Internal Revenue Code for Federal income tax purposes.

Section 2.05 Purposes of the Partnership. The Partnership is organized to act as a "master fund" for the purposes of investing the assets of the Feeder Funds in Securities and engaging in all activities and transactions as the General Partner may deem necessary or advisable in connection therewith, including to do such acts as are necessary or advisable in connection with the maintenance and administration of the Partnership.

Article III

The Partners

Section 3.01 General Partner; Withdrawal of Initial Limited Partner; Admission of New Partners.

(a)                The general partner of the Partnership is Clinton GP, Inc.

(b)               The Initial Limited Partner hereby withdraws from the Partnership effective as of the admission of any other Limited Partner.

(c)                Subject to the condition that each new Partner shall execute this Agreement or an appropriate instrument pursuant to which it agrees to be bound by the terms and provisions hereof, the General Partner may admit one or more new Partners as of the first Business Day of any calendar month, subject to the sole discretion of the General Partner to admit such Partners at any time.

(d)               Admission of a new Partner shall not be a cause for dissolution of the Partnership.

Section 3.02 Liability of the Partners.

(a)                Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and a Limited Partner shall not be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner; provided, however, that a Limited Partner shall be required to contribute to the Partnership any amounts required under the Act and pursuant to Section 6.05(d)(ii).

(b)               Except as otherwise provided in the Act, the General Partner shall have unlimited liability for the repayment and discharge of all debts, obligations and liabilities of the Partnership. Neither the General Partner nor any of its Affiliates (other than the Partnership) shall be liable for the return of the Capital Contributions of any Limited Partner, and each Limited Partner hereby waives any and all claims that it may have against the General Partner or any Affiliate thereof (other than the Partnership) in this regard.

Section 3.03 Interests in the Partnership. Upon the making of each Capital Contribution, a Limited Partner shall subscribe for an Interest in the Partnership. The Partnership may, without notice to, or consent from, existing Limited Partners, issue additional classes of Interests which offer different investment strategies, expenses, leveraging policies, rights (including transparency rights, informational rights and withdrawal rights (including, without limitation, with respect to notice periods and withdrawal dates)) and/or fee and performance compensation terms from the Interests offered hereby. The terms of such Classes shall be determined by the General Partner in its sole discretion, but shall not alter the terms of the then-existing Classes of Interests.

Article IV

Management of the Partnership

Section 4.01 General. The management of the Partnership shall be vested exclusively in the General Partner. The General Partner shall have the authority, on behalf and in the name of the Partnership, to take any action or make any decisions on behalf of the Partnership hereunder, to carry out any and all of the purposes of the Partnership set forth in Section 2.05, and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto, including to:

(a)                provide research and analysis and direct the formulation of investment policies and strategies for the Partnership;

(b)               acquire a long position or a short position with respect to any Security and make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

(c)                purchase Securities and hold them for investment;

(d)               enter into contracts for or in connection with investments in Securities or otherwise in connection with the Partnership;

(e)                possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities and other property and funds held or owned by the Partnership;

(f)                lend, either with or without security, any Securities, funds or other properties of the Partnership and, from time to time, without limit as to the amount, borrow or raise funds and secure the payment of obligations of the Partnership by mortgage upon, or pledge or hypothecation of, or guarantee of, all or any part of the property of the Partnership;

(g)               open, maintain and close accounts, including margin and custodial accounts, with brokers and dealers, including brokers and dealers that are Affiliates of the

General Partner, which power shall include the authority to issue all instructions and authorizations to brokers and dealers regarding the Securities and/or money therein;

(h)               pay, or authorize the payment and reimbursement of, brokerage commissions that may be in excess of the lowest rates available that are paid to brokers who execute transactions for the account of the Partnership and who (i) supply, or pay for (or rebate a portion of the Partnership's brokerage commissions to the Partnership for payment of) the cost of, brokerage, research or execution services utilized by the Partnership or the Other Accounts and/or (ii) pay for (or rebate a portion of the Partnership's brokerage commissions for the payment of) obligations of the Partnership (as provided in Section 4.07) or the Partnership's share of such obligations; provided, that the selection of a broker (including a broker engaged to effect hedging strategies) shall be made on the basis of relevant factors, including, but not limited to: price quotes; the size of the transaction; the nature of the market for the security; the timing of the transaction; difficulty of execution; the broker-dealer's expertise in the specific security or sector in which the Partnership seeks to trade; the extent to which the broker-dealer makes a market in the security involved or has access to such markets; availability of accurate information regarding the market for the security; the broker-dealer's skill in positioning the securities involved; the broker-dealer's promptness of execution; the broker-dealer's financial stability; adequacy of the broker-dealer's trading infrastructure, technology and capital; the broker-dealer's reputation for diligence, fairness and integrity; quality of service rendered by the broker-dealer in other transactions for the General Partner; confidentiality considerations; the quality and usefulness of research services and investment ideas presented by the broker-dealer; the broker-dealer's ability and willingness to correct errors; the broker-dealer's ability to accommodate any special execution or order handling requirements that may surround the particular transaction; and other factors deemed appropriate by the General Partner;

(i)                 open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, and wire funds, draw checks, or make other orders for the payment of monies;

(j)                 combine purchase or sale orders on behalf of the Partnership with orders for Other Accounts and allocate the Securities or other assets so purchased or sold, on an average-price basis or by any other method of fair and equitable allocation, among such accounts;

(k)               enter into arrangements with brokers to open "average price" accounts wherein orders placed during a trading day are placed on behalf of the Partnership and Other Accounts and are allocated among such accounts using an average price;

(l)                 retain the Investment Manager and to cause the Partnership to pay the Investment Manager the Management Fee for certain management and administrative services; provided, however, management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner;

(m)             cause the Partnership to engage in agency, principal and related party transactions with Affiliates to the extent permitted by applicable laws;

(n)               engage attorneys, independent accountants, other service providers and such other Persons as the General Partner may deem necessary or advisable;

(o)               authorize any partner, member, employee or other agent of the General Partner or its Affiliates or other agent of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing; and

(p)               do any and all acts on behalf of the Partnership as it may deem necessary or advisable in connection with the maintenance and administration of the Partnership (including making any tax election deemed advisable by the General Partner), and exercise all rights of the Partnership, with respect to its interest in any Person, including the voting of Securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters.

Section 4.02 No Participation in Management by Limited Partners. Except as authorized by the General Partner, the Limited Partners, in their capacities as such, shall not take part in the management or control of the Partnership, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership.

Section 4.03 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of the General Partner, to the effect that it is then acting as the General Partner, and upon the authority of the General Partner as set forth in this Agreement.

Section 4.04 Other Activities of the General Partner.

(a)                The General Partner and its Affiliates shall devote so much of their time to the affairs of the Partnership as in the judgment of the General Partner the conduct of its business shall reasonably require, and neither the General Partner nor its Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth in this Agreement. Nothing contained in this Section 4.04 shall be deemed to preclude the General Partner or its Affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any Securities for the account of any such other business, for their own accounts, for any of their family members or for Other Accounts. No Limited Partner shall, by reason of being a Partner in the Partnership, have any right to participate in any manner in any profits or income earned, derived by or accruing to the General Partner or any Affiliate from the conduct of any business other than the business of the Partnership (to the extent provided in this Agreement) or from any transaction in Securities effected by the General Partner or such Affiliate for any account other than that of the Partnership.

(b)               The Limited Partners acknowledge and agree that the General Partner, on behalf and in the name of the Partnership, either alone or together with others

(including its Affiliates, which for purposes of this Section 4.04(b) shall include any Other Account), may acquire a "control" position in the Company, and may secure the appointment of persons to the Company's management team or board of directors. In doing so, the Limited Partners acknowledge and agree that the General Partner (and its Affiliates, if any) may acquire fiduciary duties to the Company and to the shareholders of the Company, in addition to the fiduciary duties it owes the Partnership. Such fiduciary duties may require the General Partner (and its Affiliates, if any) to take actions that are in the best interests of the shareholders of the Company, and the General Partner shall endeavor to act in such situations in the best interests of all parties concerned in accordance with the fiduciary duties it owes to each such party. Accordingly, the Limited Partners acknowledge that situations may arise where the General Partner (and its Affiliates, if any) has a conflict of interests between the fiduciary duties (if any) that it owes to the Company and the shareholders of the Company, on the one hand, and those that it owes to the Partnership, on the other. In such situations, the General Partner shall, if possible and practicable, abstain from participating in decisions that would not be in the best interests of the Partnership.

(c)                Subject to legal, tax, regulatory and other similar constraints, Other Accounts may also invest in Securities. The General Partner shall allocate the opportunity to invest in Securities between the Partnership and the Other Accounts pro rata based on the capital available to be allocated by each such vehicle to investments in Securities in a manner consistent with the Investment Manager's trade aggregation and allocation policy taking into account, among other things, applicable investment parameters and restrictions, liquidity constraints, risk management policies and such other factors as the General Partner shall in good faith determine are appropriate for each such investment vehicle.

Section 4.05 Exculpation.

(a)                No Indemnified Party shall be liable to any Partner or the Partnership for any costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines or settlements (collectively, "Indemnified Losses") arising out of, related to or in connection with any act or omission of such Indemnified Party taken, or omitted to be taken, in connection with the Partnership or this Agreement, except for any Indemnified Losses arising out of, related to or in connection with any act or omission that is Judicially Determined to be primarily and directly attributable to the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party. In addition, no Indemnified Party shall be liable to any Partner or the Partnership for any Indemnified Losses arising out of, related to or in connection with any act or omission taken, or omitted to be taken, by any broker or agent of the Partnership if such broker or agent was selected, engaged or retained by such Indemnified Party directly or on behalf of the Partnership in accordance with the standard of care set forth above. Any Indemnified Party may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants in respect of affairs of the Partnership and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such Persons; provided, that such Persons shall have been selected in accordance with the standard of care set forth above.

(b)               Notwithstanding any of the foregoing to the contrary, the provisions of this Section 4.05 shall not be construed so as to provide for the exculpation of any Indemnified Party for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 4.05 to the fullest extent permitted by law.

Section 4.06 Indemnification.

(a)                To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any act, omission or alleged act or omission arising out of, related to or in connection with the Partnership or this Agreement, or any and all Proceedings except for any Indemnified Losses that are Judicially Determined to be primarily and directly attributable to the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party. The Partnership shall also indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of any broker or agent of the Partnership; provided, that such broker or agent was selected, engaged or retained by such Indemnified Party directly or on behalf of the Partnership in accordance with the standard of care set forth above. The termination of a Proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnified Party's acts, omissions or alleged acts or omissions were primarily and directly attributable to the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party. Expenses (including legal and other professional fees and disbursements) incurred in any Proceeding shall be paid by the Partnership in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Partnership as authorized hereunder.

(b)               Notwithstanding any of the foregoing to the contrary, the provisions of this Section 4.06 shall not be construed so as to provide for the indemnification of an Indemnified Party for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 4.06 to the fullest extent permitted by law.

Section 4.07 Management Fee; Payment of Certain Costs and Expenses

(a)                The Partnership shall pay the Investment Manager a monthly management fee (the "Management Fee") of 0.1666% (2.00% annualized) of the balance of each Capital Account before deduction of any accrued Management Fees or the Incentive Allocation (and adjusted for any withdrawals or distributions made during the relevant period), calculated as of and paid promptly following, the end of each month.

(b)               The Capital Accounts of the General Partner and Feeder Fund I shall not be subject to the Management Fee. The General Partner, in its sole discretion, may elect to reduce, waive or calculate differently the Management Fee with respect to any Capital Account including, without limitation, Capital Accounts established for Affiliates or employees of the General Partner or the Investment Manager, members of the immediate families of such persons, and trusts or other entities for their benefit, without the approval of any other Limited Partners.

(c)                In consideration for the Management Fee, the Investment Manager shall provide the Partnership with office space, utilities and secretarial, clerical and other personnel. The Investment Manager shall bear the costs of providing such goods and services (except to the extent borne by the Partnership in accordance with Section 4.07(d)), and all of its own overhead costs and expenses, except to the extent such goods, services, costs and expenses are provided for through soft dollars generated by the Partnership as permitted hereunder.

(d)               The Partnership shall bear its own ordinary and extraordinary operating expenses, including, but not limited to, legal, bookkeeping, accounting, auditing, recordkeeping, administration, computer, software and clerical expenses (including expenses incurred in preparing reports for Limited Partners and regulatory authorities and expenses for specialized administrative services), printing and duplication expenses, data and information services and systems, client services, mailing expenses, investment-related expenses (including, without limitation, investment-related travel expenses and expenses related to the conduct of an activist campaign, proxy contests and tender offers), the Management Fee, the expenses of the organization of the Partnership and the offering of Interests and filing fees, directors' and officers' insurance and such other related expenses and extraordinary expenses (including indemnification), as incurred, and all transaction expenses. Such expenses, other than the Management Fee, shall be charged to the Capital Accounts of all the Partners on a pro rata basis. To the extent that expenses to be borne by the Partnership are paid by the General Partner (in excess of its pro rata share) or the Investment Manager, the Partnership shall reimburse such party for such expenses.

(e)                If any of the expenses listed in Section 4.07(d) are incurred jointly for the account of the Partnership and any Other Accounts, such expenses shall be allocated among the Partnership and such Other Accounts in proportion to the size of the investment made by each to which such expense relates, or in such other manner as the General Partner considers fair and equitable.

Section 4.08 Principal Transactions and Other Related Party Transactions. Each Limited Partner hereby authorizes the General Partner, on behalf of such Limited Partner, to select one or more Persons, who shall not be an Affiliate of the General Partner, to serve on a committee, the purpose of which is to consider and, on behalf of the Limited Partners, approve or disapprove, to the extent required by applicable law or deemed advisable by the General Partner, principal transactions, certain other related-party transactions and certain other transactions and matters involving potential conflicts of interest. Each Limited Partner acknowledges that such committee may approve of such transactions prior to or contemporaneous with, or ratify such transactions subsequent to, the consummation of such transactions. In no event shall any such transaction be entered into unless it complies with applicable law. The Person(s) so selected may be exculpated and indemnified by the Partnership in the same manner and to the same extent as the General Partner is so exculpated and indemnified under the terms of this Agreement.

Section 4.09 Assignment of Investment Advisory Contract. Without the consent of a Majority-in-Interest of the Nonaffiliated Limited Partners, the General Partner may not enter into any transaction, with respect to this Agreement or any investment advisory contract between the Partnership and the Investment Manager, that would constitute an "assignment" as such term is defined under the Advisers Act.

Article V

Capital Accounts of Partners
and Operation Thereof

Section 5.01 Capital Contributions.

(a)                Each Partner has paid or conveyed by way of contribution to the Partnership cash and/or Securities having an aggregate value as set forth in the Partnership's books and records. Additional Capital Contributions may be made by Limited Partners only in accordance with the provisions of this Section 5.01.

(b)               With the prior approval of the General Partner, a Limited Partner may make additional Capital Contributions to the Partnership in cash and/or Securities at such time as the General Partner may permit. Whether Securities shall be accepted as a contribution to the Partnership shall be determined in the sole discretion of the General Partner.

(c)                The General Partner may make Capital Contributions to the Partnership in cash and/or Securities at such times as it may determine.

Section 5.02 Capital Accounts.

(a)                A separate Capital Account shall be established on the books of the Partnership for each Partner, attributable to each Capital Contribution made by such Partner. The Capital Accounts established for each Feeder Fund shall be divided into separate capital sub-accounts (collectively, the "Capital Sub-Accounts") to correspond to each Feeder Fund LP's capital account in a Feeder Fund (i.e., a single capital account of the Feeder Fund may correspond to multiple Capital Sub-Accounts in the Partnership).

The provisions of this Agreement that apply to Capital Accounts shall apply, mutatis mutandis, to each Capital Sub-Account as if each such Capital Sub-Account were a Capital Account established for a Limited Partner and references herein to Capital Accounts shall be construed to include references to Capital Sub-Accounts, where applicable.

(b)               Each Capital Account shall be adjusted as hereinafter provided. At the beginning of each Accounting Period, each Capital Account shall be decreased by the amount of any withdrawals made from such Capital Account relating to the immediately preceding Withdrawal Date pursuant to Section 6.02 or any distributions made from such Capital Account pursuant to Section 6.05. At the end of each Accounting Period, each Capital Account shall be increased or decreased by the amount credited or debited to such Capital Account pursuant to Sections 5.04 and 5.05. At the end of each Accounting Period, the Capital Account(s) of each Limited Partner shall be decreased by the amount of the Management Fee accrued or paid in respect of such Capital Account(s) for that Accounting Period in accordance with Section 4.07. Notwithstanding anything to the contrary in this Agreement, the General Partner may have one Capital Account that shall be credited with all of its Capital Contributions.

(c)                Capital Accounts established for the same Limited Partner with respect to the same class of Interests may be consolidated (A) at the beginning of any Fiscal Year if such Capital Accounts are not subject to Lock-Up Periods, or (B) at any other time, under such other terms and conditions as deemed advisable by the General Partner. Further, Capital Sub-Accounts may be consolidated at such times as the corresponding capital accounts of the Feeder Fund have been converted into one class of interests or at any other time, under such other terms and conditions deemed advisable by the General Partner.

Section 5.03 Partnership Percentages. A "Partnership Percentage" shall be determined for each Capital Account for each Accounting Period of the Partnership by dividing the balance of each such Capital Account by the aggregate Capital Accounts of all Partners as of the beginning of such Accounting Period after taking into account Capital Contributions, and withdrawals and distributions. The sum of the Partnership Percentages shall equal 100 percent.

Section 5.04 Allocation of Net Capital Appreciation or Net Capital Depreciation.

(a)                At the end of each Accounting Period, each Capital Account (including the General Partner's Capital Account) shall be adjusted by crediting (in the case of Net Capital Appreciation) or debiting (in the case of Net Capital Depreciation) the Net Capital Appreciation or Net Capital Depreciation for such Accounting Period, as the case may be, to the Capital Accounts of all the Partners (including the General Partner) in proportion to their respective Partnership Percentages.

(b)               Incentive Allocation. At the end of each Realization Period of the Partnership (and as otherwise described herein), an amount equal to 20% of the Net Realized Capital Appreciation allocated to a Capital Sub-Account for such Realization Period after deducting the Management Fee debited to such Capital Sub-Account during such Realization Period (and the Feeder Fund Expenses attributable to such Capital Sub-Account) and excluding for the avoidance of doubt, any Net Realized Capital Appreciation previously allocated to such Capital Sub-Account in respect of a previously expired Realization Period, shall be reallocated to the Capital Account of the General Partner (the "Incentive Allocation").

(c)                The General Partner will not be allocated the Incentive Allocation with respect to any Capital Sub-Account attributable to Feeder Fund I. The General Partner, in its sole discretion, may elect to reduce, waive or calculate differently the Incentive Allocation with respect to any Sub-Capital Account including, without limitation, Capital Sub-Accounts established for Affiliates or employees of the General Partner or the Investment Manager, members of the immediate families of such persons, and trusts or other entities for their benefit, without the approval of any other Limited Partners.

(d)               Notwithstanding anything in this Section 5.04 to the contrary, if the Partnership incurs a withholding tax or other tax obligation with respect to the share of Partnership income allocable to any Partner or Feeder Fund LP, then the General Partner, without limitation of any other rights of the Partnership or the General Partner, shall cause the amount of such obligation to be debited against the Capital Account of such Partner or Capital Sub-Account related to such Feeder Fund LP as of the close of the Accounting Period during which such obligation is withheld or paid. The General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner or Feeder Fund LP that may be eligible for such reduction or exemption.

(e)                If, following the complete withdrawal of the balance in a Capital Sub-Account or the termination of the Partnership, as of the effective date of such withdrawal or termination ( the "Clawback Determination Date"), the General Partner has received cumulative Incentive Allocations in respect of a Capital Sub-Account in excess of 20% of the Net Capital Realized Appreciation that would have been allocated to such Capital Sub-Account as of the Clawback Determination Date had no Incentive Allocation been made from such Capital Sub-Account, then the General Partner shall return to the Partnership for distribution (without application of any Incentive Allocation) to the applicable Feeder Fund on account of the applicable Capital Sub-Account such excess amount less the taxes thereon calculated using the Assumed Tax Rate.

Section 5.05 Special Allocations.

(a)                Generally. Notwithstanding Section 5.04, special allocations of Net Capital Appreciation, Net Capital Depreciation, or specific items of income, gain, loss or deduction as shall be required for any Fiscal Year (or other Accounting Period) shall be made as follows:

     (i)             Minimum Gain Chargeback. The Partnership shall allocate items of income and gain among the Partners at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(ii)               Qualified Income Offset. The Partnership shall specially allocate items of income and gain when and to the extent required to satisfy the "qualified income offset" requirement within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iii)             Other Regulatory Adjustments. The Capital Account(s) of a Partner also shall be adjusted appropriately to reflect other adjustments required to be made pursuant to the principles of Section 704(b) of the Internal Revenue Code and Treasury Regulations Section 1.704-1 or 1.704-2.

(b)               Adjustment of Allocations. In the event that the General Partner reasonably determines that the allocations otherwise required pursuant to Section 5.04 or Section 5.05(a) would not properly reflect the economic arrangement of the Partners or would otherwise cause any inequitable or onerous result for any Partner, then, notwithstanding any provision in this Agreement to the contrary, the General Partner may adjust such allocations in the manner as the General Partner reasonably determines to be required to prevent or minimize such result.

Section 5.06 Amendment of Incentive Allocation. The General Partner shall have the right to amend, without the consent of the Limited Partners, Section 5.04 so that the Incentive Allocation therein provided conforms to any applicable requirements of the Securities and Exchange Commission and other regulatory authorities; provided, however, that no such amendment shall increase the Incentive Allocation that otherwise would be made with respect to a Limited Partner.

Section 5.07 Valuation of the Partnership's Portfolio.

(a)                The Partnership's portfolio shall be valued in accordance with the Valuation Policy.

(b)               All values assigned to Securities and other assets by the General Partner pursuant to this Section 5.07 shall be final and conclusive as to all of the Partners.

(c)                To the extent that GAAP would require any of the Partnership's assets or liabilities to be valued in a manner that differs from the Valuation Policy, the General Partner may value such assets or liabilities (i) in accordance with GAAP, solely for purposes of preparing the Partnership's GAAP-compliant annual audited financial statements, and (ii) in accordance with the Valuation Policy (without regard to any GAAP requirements relating to the determination of fair value) for all other purposes, including for purposes of determining and allocating among the Partners Net Capital Appreciation, Net Capital Depreciation, Partnership Percentages, Incentive Allocation, Management Fee, items of income, deduction, gain, loss or credit.

Section 5.08 Liabilities. Liabilities shall be determined using GAAP, applied on a consistent basis; provided, however, that the General Partner in its sole discretion may provide reserves and holdbacks for estimated accrued expenses, liabilities or contingencies, including general reserves and holdbacks for unspecified contingencies (even if such reserves or holdbacks are not required by GAAP).

Section 5.09 Goodwill. No value shall be placed on the name or goodwill, if any, of the Partnership, which shall belong exclusively to the General Partner.

Section 5.10 Allocation for Tax Purposes.

(a)                For each tax year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Partners in such manner as to reflect equitably amounts credited or debited to each Partner's Capital Account(s) for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 5.10 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Internal Revenue Code, and Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Sections and Regulations. Items described in this Section 5.10 shall neither be credited nor charged to the Partners' Capital Accounts.

(b)               If the Partnership realizes Income for any tax year during or as of the end of which one or more Positive Basis Partners withdraw from the Partnership pursuant to Article VI, the General Partner may elect to allocate such Income as follows: (i) first, among such completely withdrawing Positive Basis Partners, pro rata in proportion to the respective Full Positive Basis of each such completely withdrawing Positive Basis Partner, until either the full amount of such Income shall have been so allocated or the Full Positive Basis of each such Positive Basis Partner shall have been eliminated, (ii) then, among such partially withdrawing Positive Basis Partners, pro rata in proportion to the respective Partial Positive Basis of each such partially withdrawing Positive Basis Partner, until either the remaining amount of such Income shall have been so allocated or the Partial Positive Basis of each such Positive Basis Partner shall have been eliminated and (iii) then any Income not so allocated to Positive Basis Partners to the Partners that are not withdrawing Interests as shall equitably reflect the amounts allocated to such Partners' Capital Accounts pursuant to Sections 5.04 and 5.05.

(c)                If the Partnership realizes Losses for any tax year during or as of the end of which one or more Negative Basis Partners withdraw from the Partnership pursuant to Article VI, the General Partner may elect to allocate such Losses as follows: (i) first, among such completely withdrawing Negative Basis Partners, pro rata in proportion to the respective Full Negative Basis of each such completely withdrawing Negative Basis Partner, until either the full amount of such Losses shall have been so allocated or the Full Negative Basis of each such Negative Basis Partner shall have been eliminated, (ii) then, among such partially withdrawing Negative Basis Partners, pro rata in proportion to the respective Partial Negative Basis of each such partially withdrawing Negative Basis Partner, until either the remaining amount of such Losses shall have been so allocated or the Partial Negative Basis of each such Negative Basis Partner shall have been eliminated and (iii) then any Losses not so allocated to Negative Basis Partners to the other Partners in such manner as shall equitably reflect the amounts allocated to such Partners' Capital Accounts pursuant to Sections 5.04 and 5.05.

(d)               Notwithstanding anything to the contrary in this Section 5.10, if the General Partner withdraws all or a portion of its Capital Account during any tax year, the General Partner may specially allocate income to itself equal to the amount by which such withdrawn amounts exceed its adjusted tax basis, for income tax purposes, in its interest in the Partnership (determined prior to any such allocations).

Section 5.11 Determination by General Partner of Certain Matters. All matters concerning the valuation of Securities and other assets and liabilities of the Partnership, the allocation of income, deductions, gains and losses among the Partners, including taxes thereon, and accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Partners.

Section 5.12 Adjustments to Take Account of Certain Events. Notwithstanding anything to the contrary in this Agreement, if the Internal Revenue Code or regulations promulgated thereunder require a withholding or other adjustment to the Capital Account(s) or otherwise to the interest of a Partner or Former Partner, or any other event or events occur(s) necessitating, in the General Partner's sole judgment, an equitable adjustment to the Capital Account(s) or otherwise to the interest of a Partner or Former Partner, the General Partner shall make such adjustments in the determination and allocation among the Partners of Net Capital Appreciation, Net Capital Depreciation, Capital Accounts, Capital Sub-Accounts, Partnership Percentages, Incentive Allocation, Management Fee, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event (or events) and applicable provisions of law, and the determination thereof in the sole discretion of the General Partner shall be final and conclusive as to all of the Partners.

Article VI

Withdrawals and Distributions
of Capital

Section 6.01 Withdrawals and Distributions in General.

(a)                No Partner shall be entitled to (i) receive distributions from the Partnership, except as provided in Sections 6.05 and 8.03 or (ii) withdraw any amount from such Partner's Capital Account(s), except as provided in Section 6.02 or upon the consent of, and upon such terms as may be determined by, the General Partner in its sole discretion; provided, however, that prior to a withdrawal other than a withdrawal described in Section 6.02, the General Partner shall consult with counsel to the Partnership to ensure that such withdrawal will not cause the Partnership to be treated as a "publicly traded partnership" taxable as a corporation for Federal tax purposes. Each Feeder Fund may withdraw capital from time to time, as agreed to by the General Partner, to pay for Feeder Fund Expenses.

(b)               A Partner shall cease to be a Partner (i) as of the effective date of the full withdrawal of such Partner's Capital Account(s), (ii) as of the effective date of the Transfer of all of such Partner's Interests in accordance with Section 7.01, or (iii) in the event of the dissolution of the Partnership, as of the final distribution of the assets of the Partnership. As of the effective date of a withdrawal, solely with respect to the withdrawal proceeds, a withdrawing Partner shall be considered a creditor of the Partnership and shall have no rights or obligations with respect to the Partnership except that such Partner shall (i) have the right to receive, as a creditor, withdrawal proceeds and (ii) continue to be bound by the Sections of this Agreement governing the payment of withdrawal proceeds.

Section 6.02 Withdrawals.

(a)                Subject to Sections 6.05(d) and 6.07, each Limited Partner shall have the right to withdraw any or all of the balance in a Capital Account, upon not less than 65 days' prior written notice to the General Partner, (i) on the last day of the first fiscal quarter following the six month-year anniversary of the establishment of such Capital Account (the "Lock-Up Period") and (ii) thereafter, as of the last day of each fiscal quarter. In the event that a Limited Partner requests a withdrawal of any or all of its Capital Account, the General Partner shall cause the Partnership to liquidate a portion of the Securities held by the Partnership (or to make a distribution in kind to the Limited Partners) in such amount (after the deduction from such Limited Partner's Capital Account of all expenses incurred in connection with such liquidation) as shall be sufficient to satisfy such withdrawal request and the proceeds of such liquidation used to make distributions to such withdrawing Limited Partner. In addition, notwithstanding anything to the contrary set forth in this Agreement, upon a liquidation (or a distribution in kind to the Limited Partners) of Securities for purposes of satisfying a withdrawal request from a Limited Partner pursuant to the immediately preceding sentence, (i) no Incentive Allocation shall be made to the General Partner in respect of any Capital Sub-Account attributable to a non-withdrawing Feeder Fund LP and (ii) for purposes of determining the Incentive Allocation due to the General Partner in respect of a Capital Sub-Account for a withdrawing Feeder Fund LP, the Net Realized Capital Appreciation for such Capital Sub-Account shall be deemed to be the portion of the Net Capital Appreciation for all Capital Accounts of the Partnership that is attributable to the liquidation (or distribution) of Securities as described pursuant to the second sentence of this Section 6.02(a). Notwithstanding anything to the contrary set forth herein, any Realization Event (other than a Realization Event effected as a result of a withdrawal request by a withdrawing Limited Partner pursuant to the second sentence of this Section 6.02(a)) shall be deemed to be a withdrawal request by all Partners for the applicable amounts that are the subject of such Realization Event, with such withdrawal being effective as of the last day of the fiscal quarter during which such Realization Event occurred. For the avoidance of doubt, no Lock-Up Period shall be applied with respect to any deemed withdrawal request described above.

(b)               The last day of any fiscal quarter following the Lock-Up Period and any other day on which a withdrawal is permitted is referred to as a "Withdrawal Date". Notice of a withdrawal shall be irrevocable unless waived by the General Partner in its sole discretion; provided, however, that prior to such waiver, the General Partner shall consult with counsel to the Partnership to ensure that such waiver will not cause the Partnership to be treated as a "publicly traded partnership" taxable as a corporation for Federal tax purposes. The General Partner may waive notice requirements and the Lock-Up Period or permit withdrawals under such other circumstances and on such conditions as it, in its sole discretion, deems appropriate; provided, however, that prior to a withdrawal other than a withdrawal described in Section 6.02(a), the General Partner shall consult with counsel to the Partnership to ensure that such withdrawal will not cause the Partnership to be treated as a "publicly traded partnership" taxable as a corporation for Federal tax purposes.

(c)                Payment of the amount effectively withdrawn shall be made within 30 days of the Withdrawal Date; provided, however, that if a Feeder Fund elects to withdraw 95% or more of the portion of any Capital Account(s) attributable to a particular Feeder Fund LP, the Partnership shall pay the Feeder Fund in respect of such Feeder Fund LP an amount equal to at least 95% of the estimated withdrawal proceeds attributable to such Feeder Fund LP (computed on the basis of unaudited data as of the Withdrawal Date) within 30 days after the Withdrawal Date. If a Feeder Fund elects to withdraw 95% or more of its Capital Account(s) attributable to a particular Feeder Fund LP in the aggregate during a Fiscal Year by means of more than one withdrawal, the "hold-back" amount described above shall be adjusted to reflect the aggregate withdrawal amounts made during such Fiscal Year. The Partnership shall pay the Feeder Fund in respect of such Feeder Fund LP the balance on such withdrawal request (without interest) within 30 days after completion of the audit of the Partnership's books for the year in which such withdrawal occurs.

(d)               The General Partner may establish reserves and holdbacks for estimated accrued expenses, liabilities and contingencies (even if such reserves or holdbacks are not otherwise required by GAAP) which could reduce the amount of a distribution upon withdrawal. Such reserves or holdbacks may be invested or maintained in a manner deemed appropriate by the General Partner. Any reserve or holdback shall be applied equally and equitably to all Capital Accounts that are subject to the expenses, liabilities and contingencies for which such reserve or holdback was established. Upon the determination of the General Partner that such reserve or holdback is no longer needed, the remainder (if any) of the reserve or holdback shall be distributed or credited, as applicable, to the Capital Accounts for which such reserve or holdback was established. Limited Partners shall be provided upon request the nature and amount of any reserve or holdback that is not otherwise required by GAAP.

(e)                Interests held by the General Partner will be subject to the same withdrawal terms as apply to the Limited Partners.

Section 6.03 Required Withdrawals. The General Partner may, in its sole discretion, terminate all or any part of the Interest of any Limited Partner upon prior written notice, for any reason or no reason. The Partner receiving such notice shall be treated for all purposes and in all respects as a Partner who has given notice of withdrawal of all or part of its Capital Account(s), as the case may be, under Section 6.02.

Section 6.04. Death, Disability, etc. of Limited Partners.

(a)                The death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of a Limited Partner shall not, in and of itself, dissolve the Partnership. The legal representatives of a Limited Partner shall succeed as assignee to the Limited Partner's Interest upon the death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner, but shall not be admitted as a substituted Partner without the consent of the General Partner, in its sole discretion.

(b)               Distributions in respect of withdrawal requests by such Limited Partner's legal representatives shall be made on the same terms, and shall be subject to the same conditions, as if such Limited Partner had made such withdrawal request.

Section 6.05 Distributions.

(a)                Notwithstanding anything to the contrary set forth in this Agreement, the Partnership shall be required to distribute the net proceeds of a Realization Event to all Partners after application of Section 5.04(b) (and adjustment of Capital Sub-Accounts and the General Partner's Sub-Account as set forth therein); provided, that with respect to a Realization Event attributable solely to the withdrawal request of a single Partner or Feeder Fund LP, the net proceeds thereof shall, after application of Section 5.04(b) (and adjustment of Capital Sub-Accounts and the General Partner's Sub-Account as set forth therein) be distributed solely to such withdrawing Partner. The General Partner may, in its sole discretion, make distributions in cash or in kind, or in a combination thereof, in connection with a withdrawal of capital from the Partnership by a Partner or pursuant to Section 6.03. In each case, the assets to be distributed in kind to any withdrawing Partner may be allocated to such withdrawing Partner in such proportions, as determined by the General Partner in its sole discretion. The General Partner also may, in its sole discretion, make distributions in cash or in kind, or in a combination thereof, at any time to all of the Partners on a pro rata basis in accordance with the Partners' Partnership Percentages subject to legal, tax or regulatory considerations.

(b)               The General Partner may choose, in its sole discretion, which assets of the Partnership to distribute in kind. If a distribution is made in kind, immediately prior to such distribution, the General Partner shall determine the fair value of the property distributed and adjust the Capital Accounts of all Partners upwards or downwards to reflect the difference between the book value and the fair value thereof, as if such gain or loss had been recognized upon an actual sale of such property and allocated pursuant to Section 5.04. Each such distribution shall reduce the Capital Account(s) of the distributee Partner by the fair value thereof. In-kind distributions may be comprised of, among other things, interests in special purpose vehicles holding the actual investment or participations in the actual investment or participation notes (or similar derivative instruments), which provide a return with respect to certain Securities of the Partnership. The holders of interests in a special purpose vehicle shall bear the expenses of such special purpose vehicle.

(c)                The provisions of this Section 6.05 shall apply to distributions made in connection with any withdrawal under Article VI and in connection with dissolution pursuant to Article VIII.

(d)               (i) The General Partner may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) such amounts as the Partnership is required to withhold or pay over, pursuant to the Internal Revenue Code or any other applicable law, on account of a Partner's distributive share of the Partnership's items of gross income, income or gain.

(ii)               For purposes of this Agreement, any taxes so withheld or paid over by the Partnership with respect to a Partner's distributive share of the Partnership's gross income, income or gain shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner pursuant to this Agreement and reducing the Capital Account(s) of such Partner. If the amount of such taxes is greater than any such distributable amounts, then such Partner and any successor to such Partner's Interest shall pay the amount of such excess to the Partnership, as a contribution to the capital of the Partnership.

(iii)             The General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption. To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Partner shall furnish the General Partner with such information and forms as such Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Partner represents and warrants that any such information and forms furnished by such Partner shall be true and accurate and agrees to indemnify the Partnership and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

(e)                Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to any Partner on account of its Interest if such distribution would violate the Act or other applicable law.

Section 6.06 Effective Date of Withdrawal. Unless otherwise specified in this Agreement, the effective date of a Partner's withdrawal shall mean the day immediately following: (i) the Withdrawal Date in the case of a withdrawal pursuant to Section 6.02(a); (ii) the date determined by the General Partner pursuant to Section 6.07(c) if a suspension of withdrawal rights has been lifted; or (iii) the date determined by the General Partner if such Partner shall be required to withdraw from the Partnership pursuant to Section 6.03.

Section 6.07. Additional Limitations on Withdrawal of Capital Account.

(a)                The right of any Partner or its legal representatives to withdraw any amount from its Capital Account(s) and to have distributed to it any such amount (or any portion thereof) pursuant to this Article VI is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Act and for reserves and holdbacks in accordance with Section 5.08. In addition, no withdrawal shall be permitted that would result in a Capital Account having a negative balance. The unused portion of any reserve shall be distributed to the Partners to which the reserve applied after the General Partner shall have determined that the need therefor shall have ceased.

(b)               The General Partner may suspend the determination of the Net Asset Value, the net asset value of each Limited Partner's Capital Account(s), withdrawal rights, in whole or in part and/or the payment of withdrawal proceeds:

(i)                 during any period when any stock exchange or over-the-counter market on which the Securities are quoted, traded or dealt in is closed, other than for ordinary holidays and weekends, or during periods in which dealings are restricted or suspended;

(ii)               during the existence of any state of affairs as a result of which disposal of a portion of the Partnership's assets deemed significant by the General Partner is restricted under applicable U.S. or non-U.S. securities laws or regulations;

(iii)             during any breakdown in the means of communication normally employed in determining the price or value of Partnership assets or liabilities, or of current prices in any financial market as aforesaid, or when for any other reason the prices or values of any assets or liabilities of the Partnership cannot reasonably be promptly and accurately ascertained;

(iv)             for any period during which withdrawals would cause a breach or default under any covenant in any agreement entered into by the Partnership, including an agreement for borrowing or other financing agreement;

(v)               during any period when the transfer of funds involved in the realization of Securities cannot, in the opinion of the General Partner, be effected at normal rates of exchange; or

(vi)             during the period in which the Partnership is winding down its business.

(c)                The General Partner shall provide written notice to each Limited Partner of a suspension of the calculation of Net Asset Value and/or withdrawal rights. Upon the determination by the General Partner that the condition giving rise to a suspension has ceased to exist and no other condition under which suspension is authorized under Section 6.07(b) exists, such suspension shall be lifted and written notice shall be sent to the Limited Partners regarding the lifting of such suspension and the next date as of which Limited Partners shall be permitted to withdraw all or a portion of a Capital Account.

(d)               Upon a suspension of withdrawal rights, all pending withdrawal requests shall be automatically revoked, and no requests subsequently received shall be valid until such time as the General Partner permits Limited Partners to submit withdrawal requests in anticipation of lifting the suspension. Management Fees and Incentive Allocations may continue to be made during any suspension pursuant to Section 6.07(b).

(e)                The General Partner, by written notice to any Limited Partner, may suspend payment of withdrawal proceeds to such Limited Partner if the General Partner reasonably deems it necessary to do so to comply with anti-money laundering laws and regulations applicable to the Partnership, the General Partner, the Investment Manager or any of the Partnership's other service providers.

(f)                The General Partner is allowed to require any Partner to withdraw from the Partnership and/or terminate all or any part of an Interest during the period in which the determination of the Net Asset Value and/or withdrawal rights are suspended.

Article VII

Transfers of Interest

Section 7.01 Assignability of Interest. Without the consent of the General Partner, which consent may be given or withheld in its sole discretion, a Partner may not make a Transfer except by operation of law. With the consent of the General Partner, which may be withheld in its sole discretion, a Partner may make a Transfer (i) in circumstances in which the tax basis of the Interest in the hands of the Transferee is determined, in whole or in part, by reference to its tax basis in the hands of the Transferor, (ii) to members of such Partner's immediate family (brothers, sisters, spouse, parents and children), or (iii) as a distribution from a qualified retirement plan or an individual retirement account. The General Partner may permit other Transfers under such other circumstances and conditions as it, in its sole discretion, deems appropriate; provided, however, that prior to any such other Transfer, the General Partner shall consult with counsel to the Partnership to ensure that such Transfer will not cause the Partnership to be treated as a "publicly traded partnership" taxable as a corporation for Federal tax purposes. Any attempted Transfer not made in accordance with this Section 7.01, to the fullest extent permitted by law, shall be void.

Section 7.02 Substitute Limited Partner. No Transferee of an Interest shall become a Substitute Limited Partner unless all of the following conditions have been satisfied, within such reasonable time period as the General Partner shall determine:

(a)                The Transfer is permitted under Section 7.01;

(b)               The Partnership receives a duplicate original of all documents effecting the Transfer from the Transferor to the Transferee;

(c)                The General Partner consents to the admission of the Transferee as a Substitute Limited Partner, which consent may be granted or withheld in the General Partner's sole discretion; and

(d)               The Transferee has executed an instrument, in form and substance satisfactory to the General Partner, accepting and agreeing to be bound by all terms and conditions of this Agreement.

Article VIII

Duration and Dissolution of the Partnership

Section 8.01 Term. The term of the Partnership began on the date the Certificate of Limited Partnership of the Partnership was filed, and shall continue until cancellation of the Certificate of Limited Partnership of the Partnership in accordance with this Agreement.

Section 8.02 Dissolution.

(a)                There shall be a dissolution of the Partnership and its affairs shall be wound up upon the first to occur of any of the following events:

(i)                 a determination by the General Partner that the Partnership should be dissolved;

(ii)               at any time there are no Limited Partners, unless the business of the Partnership is continued in accordance with the Act;

(iii)             any event that results in the General Partner ceasing to be a general partner of the Partnership under the Act; provided, that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; or

(iv)             the entry of a decree of judicial dissolution under Section 17-802 of the Act.

(b)               Upon a determination to dissolve the Partnership, withdrawal requests and distributions in respect of previously honored but not paid withdrawals may not be made.

Section 8.03. Winding Up.

(a)                Upon dissolution of the Partnership, the General Partner shall, within no more than 30 days after completion of a final audit of the Partnership's financial statements, make distributions out of the Partnership's assets, in the following manner and order:

(i)                 to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves); and

(ii)               to the Partners in the proportion of their respective Capital Accounts.

(b)               The General Partner, in its sole discretion, or a Majority-in-Interest of Limited Partners if the Partnership no longer has a General Partner, may at any time and from time to time, designate one or more liquidators, including one or more members of the General Partner, who shall have full authority to wind up and liquidate the business of the Partnership and to make final distributions as provided in this Section 8.03. The appointment of any liquidator may be revoked or a successor or additional liquidator or liquidators may be appointed at any time by an instrument in writing signed by the General Partner or a Majority-in-Interest of Limited Partners, as the case may be. Any such liquidator may receive compensation as shall be fixed, from time to time, by the General Partner or a Majority-in-Interest of Limited Partners, as the case may be.

(c)                In the event that the Partnership is terminated on a date other than the last day of a Fiscal Year, the date of such termination shall be deemed to be the last day of a Fiscal Year for purposes of adjusting the Capital Accounts of the Partners pursuant to Sections 5.04 and 5.05. For purposes of distributing the assets of the Partnership upon dissolution, the General Partner shall be entitled to a return, on a pari passu basis with the Limited Partners, of the amount standing to its credit in its Capital Account.

Section 8.04 Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partnership to seek to minimize potential losses upon such liquidation. The provisions of this Agreement, including the provisions relating to the payment of the Management Fee and the making of the Incentive Allocation, shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware.

Article IX

Tax Returns; Reports to Partners; Books and Records

Section 9.01 Independent Auditors. The financial statements of the Partnership shall be audited by an independent certified public accountant selected by the General Partner as of the end of each Fiscal Year of the Partnership.

Section 9.02 Filing of Tax Returns. The General Partner or its designated agent shall prepare and file, or cause the accountants of the Partnership to prepare and file, a Federal information tax return in compliance with Section 6031 of the Internal Revenue Code, and any required state and local income tax and information returns for each tax year of the Partnership.

Section 9.03 Tax Matters Partner. The General Partner shall be designated on the Partnership's annual Federal information tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Partnership for purposes of Section 6231(a)(7) of the Internal Revenue Code. Each Person (for purposes of this Section 9.03, called a "Pass-Thru Partner") that holds or controls an Interest as a Partner on behalf of, or for the benefit of, another Person or Persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another Person or Persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Partnership holding such interests through such Pass-Thru Partner. In the event the Partnership shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership.

Section 9.04 Financial Statements. Within 120 days after the end of each Fiscal Year or as soon as reasonably practicable thereafter, the Partnership shall prepare and mail to each Partner financial statements of the Partnership (which need not include the list of the Partnership's investments that may be required by GAAP), audited by the independent certified public accountant selected by the General Partner. The Partnership shall also provide periodic unaudited performance information, no less frequently than quarterly, to the Limited Partners.

Section 9.05 Reports to Partners and Former Partners. Within 120 days of the end of each tax year of the Partnership or as soon as reasonably practicable thereafter, the Partnership shall prepare and mail, or cause its accountants to prepare and mail, to each Partner and, to the extent necessary, to each Former Partner (or its legal representatives), a report setting forth in sufficient detail such information as shall enable such Partner or Former Partner (or such Partner's legal representatives) to prepare its Federal income tax return in accordance with the laws, rules and regulations then prevailing.

Section 9.06 Partner Tax Basis. Upon request of the General Partner, each Partner agrees to provide to the General Partner information regarding its adjusted tax basis in its Interest along with documentation substantiating such amount.

Section 9.07. Books and Records.

(a)                The General Partner shall keep books and records pertaining to the Partnership's affairs showing all of its assets and liabilities, receipts and disbursements, gains and losses, Partners' Capital Accounts and all transactions entered into by the Partnership. Such books and records of the Partnership shall be kept at the Partnership's office or at the office of an agent of the Partnership.

(b)               Pursuant to Section 17-305(f) of the Act, except as otherwise expressly provided in this Agreement, no Limited Partner shall have any right to obtain any information contained in the books and records of the Partnership (whether kept by the General Partner, the Investment Manager, the Administrator or any other Person), including any information relating to any other Limited Partner or the Partnership's trading activity.

Article X

Confidential Information

Section 10.01 Confidentiality.

(a)                In connection with the organization of the Partnership and its ongoing business, the Limited Partners will receive or have access to Confidential Information. Each Limited Partner agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to its Interest or for purposes of filing such Limited Partner's tax returns) or disclose to any Person, any Confidential Information except to its Authorized Representatives on a need-to-know basis or as otherwise required by any regulatory authority, law or regulation, or by legal process. Notwithstanding anything in this Agreement to the contrary, each Partner (and each employee, representative, or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (i) the Partnership and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure, it being understood that "tax treatment" and "tax structure" do not include the name or the identifying information of the Partnership or a transaction. Prior to making any disclosure required by any regulatory authority, law or regulation, or by legal process, each Limited Partner shall use its reasonable best efforts to notify the General Partner of such disclosure. Prior to any disclosure to any Authorized Representative of a Limited Partner, such Limited Partner must advise such Authorized Representative of the obligations set forth in this Section 10.01.

(b)               Each Limited Partner agrees that the General Partner has the right to keep confidential from the Limited Partners, for such period of time as the General Partner in its sole discretion deems reasonable, any Confidential Information.

Section 10.02 Equitable and Injunctive Relief. The Partners acknowledge that (a) the provisions of Section 10.01 hereof are intended to preserve the unique relationship between the Partners and (b) the provisions of Section 10.01 are intended to preserve the value and goodwill of the Partnership's business; and that, in the event of a breach or a threatened breach by any Partner of its obligations under Section 10.01, the other Partners will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by a Partner, any of the other Partners shall be entitled to such equitable and injunctive relief as may be available to restrain such Partner and any Person participating in such breach or threatened breach from the violation of the provisions thereof. Nothing in this Agreement shall be construed as prohibiting a Partner from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

Article XI

Miscellaneous

Section 11.01 Entire Agreement. This Agreement supersedes any and all existing agreements, oral or written, between or among the Partnership, the General Partner and the Limited Partners, with respect to the Partnership.

Section 11.02 Execution of Other Documents. Each of the Partners agrees to execute upon demand such certificates, counterparts, instruments and documents as may from time to time be required to be filed or recorded by law.

Section 11.03 Power of Attorney. Each of the Partners hereby appoints the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

(a)                a Certificate of Limited Partnership of the Partnership and any amendments thereto as may be required under the Act;

(b)               any duly adopted amendment to this Agreement;

(c)                any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Partnership (including, but not limited to, a Certificate of Cancellation of the Certificate of Limited Partnership); and

(d)               any business certificate, fictitious name certificate, amendment thereto or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Partnership, or required by any applicable Federal, state or local law.

The power of attorney hereby granted by each of the Limited Partners is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner; provided, however, that such power of attorney shall terminate upon the substitution of another limited partner for all of such Limited Partner's interest in the Partnership or upon the complete withdrawal of such Limited Partner from participation in the Partnership.

Section 11.04. Amendments to Partnership Agreement.

(a)                The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the consent of a Majority-in-Interest of the affected Limited Partners, which may be written or passive (i.e., Limited Partners shall be deemed to have consented to such modification or amendment if they fail to object to such modification or amendment within a reasonable period of time set by the General Partner from the date such Limited Partners are notified of such modification or amendment), and the affirmative vote of the General Partner, insofar as is consistent with the laws governing this Agreement, except that:

(i)                 without the consent of the Limited Partners, the General Partner may amend this Agreement to: (A) reflect a change in the name of the Partnership; (B) change the provisions relating to the Incentive Allocation as provided in, and subject to the provisions of, Section 5.06; C) make any change that is necessary or, in the opinion of the General Partner, advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or non-U.S. jurisdiction, or ensure that the Partnership will not be treated as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for Federal tax purposes; (D) make any change that does not adversely affect the Limited Partners in any material respect; (E) make any change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement, in each case so long as such change does not adversely affect the Limited Partners in any material respect; (F) correct any printing, stenographic or clerical error or effect changes of an administrative or ministerial nature which do not increase the authority of the General Partner in any material respect or adversely affect the Limited Partners in any material respect; (G) make any change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any Federal, state or non-U.S. governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Limited Partners; (H) prevent the Partnership from in any manner being deemed an "investment company" subject to the provisions of the Company Act; or (I) make any other amendments similar to the foregoing.

(ii)               each Partner must approve of any amendment that would (x) reduce its Capital Account(s) or limit its right of withdrawal; or (y) amend the provisions of this Agreement relating to amendments; provided, that Limited Partners that have in excess of two-thirds of the Partnership Percentages of the Limited Partners holding Interests of a particular Class may approve any amendment that would restrict the withdrawal rights of all Limited Partners holding Interests of such Class.

(b)               A Partner may divide its Interests for purposes of exercising any voting rights under this Agreement.

Section 11.05 Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed under the laws of the State of Delaware applicable to contracts made and to be entirely performed in such state and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern all partnership aspects of this Agreement.

Section 11.06 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

Section 11.07 Forum. To the fullest extent permitted by law, in the event of any legal action or proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the Supreme Court, State of New York, New York County and of the U.S. District Court for the Southern District of New York, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such a legal action or proceeding must be heard and determined exclusively in the Supreme Court, State of New York, New York County or the U.S. District Court for the Southern District of New York. Process in any such legal action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 11.08 Counterparts. Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

Section 11.09 Successors and Assigns. This Agreement shall inure to the benefit of each Partner and the executors, administrators, estates, heirs, legal successors and representatives of such Partner.

Section 11.10 No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

Section 11.11 Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service, by electronic mail (e-mail) or by facsimile. All notices to the Partnership shall be addressed to its principal office and place of business (if delivered personally or by post), to francis.ruchalski@clinton.com (if sent by e-mail) or to facsimile number 1 (212)-377-4181 for the attention of Francis Ruchalski (if sent by facsimile). All notices addressed to a Partner shall be addressed to such Partner at the address set forth on the books and records of the Partnership. Any Partner may designate a new address by written notice to that effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; when sent, if e-mailed on a Business Day; the next Business Day following the day on which the e-mail is sent if e-mailed on a day that is not a Business Day; when receipt is acknowledged, if facsimiled on a Business Day; and the next Business Day following the day on which receipt is acknowledged if facsimiled on a day that is not a Business Day.

Section 11.12 Tax Elections. The General Partner may, in its sole discretion, cause the Partnership to make or revoke any tax election that the General Partner deems appropriate, including an election pursuant to Section 475 or Section 754 of the Internal Revenue Code.

Section 11.13 No Third-Party Rights. Except for the provisions of Sections 4.05 and 4.06, the provisions of this Agreement, including the provisions of Sections 3.02 and 6.02, are not intended to be for the benefit of any creditor or other Person (other than the Partners in their capacities as such) to which any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Partnership or any Partner, and, to the fullest extent permitted by law, no such creditor or other Person shall obtain any rights under any of such provisions (whether as a third-party beneficiary or otherwise) or shall by reason of any such provisions have a right to make any claim in respect to any debt, liability or obligation (or otherwise) including any debt, liability or obligation against the Partnership or any Partner.

Section 11.14 Headings. The table of contents, titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to "Article" or "Section" in this Agreement shall be deemed to refer to the indicated Article or Section of this Agreement, unless the context clearly indicates otherwise.

Section 11.15 Counsel to the Partnership. Partnership Counsel may also serve as counsel to the General Partner and the Investment Manager. The General Partner may execute on behalf of the Partnership any consent to the representation of the Partnership that Partnership Counsel may request pursuant to the applicable rules of professional conduct in any jurisdiction. Partnership Counsel is not representing any Limited Partner with respect to its becoming a Limited Partner, or with respect to any action taken by the Partnership, whether or not Partnership Counsel has represented such Limited Partner with respect to other matters.

Section 11.16. Waiver of Partition. Except as may otherwise be required by law in connection with the winding-up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership's property.

Section 11.17 Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

GENERAL PARTNER:

Clinton GP, Inc.

By:	/s/ Francis Ruchalski
Name:	Francis Ruchalski
Title:	Authorized Signatory

INITIAL LIMITED PARTNER:

By:	/s/ John Hall
Name:	John Hall
Title:

LIMITED PARTNERS:

Channel Commerce Partners (Feeder I), L.p

By: Clinton GP, Inc.

By:	/s/ Francis Ruchalski
Name:	Francis Ruchalski
Title:	Authorized Signatory

Channel Commerce Partners (Feeder II), L.p.

By: Clinton GP, Inc.

By:	/s/ Francis Ruchalski
Name:	Francis Ruchalski
Title:	Authorized Signatory